EXHIBIT 10.5

SHORELINE FINANCIAL CORPORATION
ANNUAL INCENTIVE COMPENSATION PLAN
1999

Statement of Executive Compensation Objectives

Business Goals and Objectives

                    Shoreline is a "super community bank" operating in Southwestern Michigan. The Company has enjoyed good growth and has produced above average results as measured by various indices of financial performance.

                    The Company identifies superior financial performance as one of its primary business objectives. Relative total return to stockholders (i.e. dividends plus market appreciation) is Shoreline's most important long-term financial objective. In this context "relative" is indicative of measurement against similar super community banking organizations.

Obligation to Shareholders

                    Shoreline's primary obligation to its shareholders is to provide a competitive "total return." However, due to factors beyond the influence of management (e.g. overall movement of the stock market, public "favor" or "disfavor" of industries within the market), relative total return to stockholders is difficult to control.

                    On the other hand, return on equity, which has a high degree of correlation with stock price, especially for banks, is a factor that can be controlled by management. Based on the relationship of ROE to stock price, Shoreline focus on improving its ROE as a means by which to ensure the highest possible relative total return to shareholders.

                    To attract and retain quality management talent, the Company should provide base salaries that are at the 50th percentile. Any additional compensation above and beyond the 50th percentile will be provided through the Company's annual (and long-term) incentive programs. However, above average incentives will be paid only if the Company's performance is above average.

                    Finally, a corporate performance threshold should be established, below which no incentive awards would be paid. This will help contain compensation costs and prevent negative shareholder reactions to paying a bonus in a year of poor performance.

Specifications for the Annual Incentive Plan
1999

Concept:

An annual incentive plan for key officers of the Company. Performance objectives and award opportunities will be specified and communicated prior to the beginning of each plan year (the calendar year).

Purpose:	The primary purpose of the Plan is to reward the outstanding performance of key officers. Specific objectives include:

	•	reward executives for achieving specific predetermined goals

	•	motivate participants to work more effectively

	•	focus the attention of officers and key managers on items of major importance to their lines of business

Plan Governance:

The Organization, Compensation, Stock Option Committee (OCS) will be responsible for the governance of the Plan. The OCS will be responsible for final determination of eligibility, participation, award opportunity and earned awards under the Plan. The determination of the OCS shall be conclusive and binding on all participants.

Eligibility:	The OCS has determined the following individuals to be eligible for participation in the Plan in 1998:

	Dan L. Smith	Chairman, CEO & President
	Richard D. Bailey	Senior Executive Vice President
	James R. Milroy	Senior Executive Vice President, Cashier
	Robert K. Burch	Executive Vice President
	Wayne R. Koebel	Executive Vice President, CFO
	James E. Tomczyk	Executive Vice President
	Joseph Calvaruso	Senior Vice President, Loan Administration
	Ronald D. Sonneman	Senior Vice President, Trust
	Gary Dolezan	Senior Vice President, Mortgage Loans
	Scott Bork	First Vice President, Investment Officer
	Michael Doherty	First Vice President, Commercial Loans
	Jennifer Cox	Vice President, Controller
	Ken Johnson	Vice President, Regional Manager
	Al Newcomb	Vice President, Operations
	Gary Teske	Vice President, Consumer Loans
	Eileen Toney	Vice President, Regional Manager
	Jill Sucheki	Assistant Vice President, Regional Manager

Participation:	Each individual's participation in the Plan will be subject to annual approval by the OCS.

Performance Assessment:	Performance will be assessed at three levels:

	•	corporate
	•	business unit (or position function)
	•	individual

The weighting of each level of assessment for each participant will be approved annually by the OCS. For 1999, levels of assessment for eligible participants are as follows:

Participant	Corporate	Business Unit	Individual
Smith	100%	---	---
Bailey	60%	30%	10%
Milroy	60%	30%	10%
Burch	60%	30%	10%
Koebel	60%	30%	10%
Tomczyk	60%	30%	10%
Calvaruso	60%	30%	10%
Sonneman	50%	40%	10%
Dolezan	50%	40%	10%
Bork	50%	40%	10%
Doherty	50%	40%	10%
Cox	50%	40%	10%
Johnson	50%	40%	10%
Newcomb	60%	30%	10%
Teske	50%	40%	10%
Toney	50%	40%	10%
Sucheki	50%	40%	10%

Award Determination:	At the beginning of each plan year, a target award will be established for each participant. Target awards are expressed as a percent of annual base pay.

Target awards for participants in the 1999 Plan are:

Smith	50%	Newcomb	27%
Bailey	40%	Sonneman	27%
Burch	40%	Doherty	10%
Milroy	40%	Johnson	10%
Koebel	40%	Cox	10%
Tomczyk	27%	Sucheki	10%
Bork	27%	Teske	10%
Calvaruso	27%	Toney	10%
Dolezan	27%

Performance factors (goals) will be established at the beginning of each plan year. The corporate performance factor will be established by the Chief Executive Officer and approved by the OCS.

Business unit (or position function) and individual performance factors will be established and discussed and agreed to by each participant at the beginning of each plan year.

These corporate, business unit (or position function), and individual performance factors (goals) will be used by the Chief Executive Officer and the OCS for assessing corporate, business unit (or position function) and individual results under the Plan.

During the plan year, at least one mid-year review will be conducted with participants to assess progress toward corporate, business unit (or position function) and individual objectives.

At the end of each plan year, the Chief Executive Officer and the OCS assess corporate, business unit (or position function) and individual results using the performance factors set at the beginning of the year.

The award payable to each participant will be the total of the three performance assessments. An illustration follows:

Illustration:
Component	Weighting	Assessment	Factor

Corporate	50%	100%	50%
Business Unit	40%	90%	36%
Individual	10%	110%	11%
Total			97%
Base Pay	$70,000
Target	25%

Award Earned:
$70,000 x 25% (Target) x 97% (Weighted Score) = $16,975

Minimum Level
of Corporate
Performance:	The OCS will specify a minimum level of corporate performance below which no award will be paid for the applicable plan year.

Maximum Award:	A cap will be placed on individual awards payable to participants. Even when performance exceeds predetermined levels, no individual's total award will exceed 150% of target.

Note: For 1999, a cap of 125% will continue in place.

Vesting of Awards:

Awards under the Plan will vest as of the last day of each plan year. Participants who leave the employ of the Company during a plan year forfeit any rights to an award for that year. The OCS may, in its sole discretion, make a partial award to a participant who leaves the employ of the Company during a plan year due to death, total and permanent disability, or retirement.

Payment of
Awards:	The payment of awards will be made as soon as practicable after the Chief Executive Officer and the OCS complete their assessment of performance and approve individual awards.

Terms of
Employment:

Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any participant's employment at any time, nor confer on any participant any right to continue in the employ of the Company.